Exhibit 99.1

MWI   VETERINARY SUPPLY ANNOUNCES 2007 FOURTH QUARTER

AND FISCAL YEAR RESULTS

MERIDIAN, Idaho (November 8, 2007) — MWI Veterinary Supply, Inc. (Nasdaq:  MWIV) announced financial results today for its fourth quarter and fiscal year ended September 30, 2007.

Highlights:

•                  Revenues reached $710.1 million for fiscal year 2007, up 17.1% over fiscal year 2006.

•                  Net income grew 22.0% to $16.9 million for fiscal year 2007 compared to fiscal year 2006, resulting in diluted earnings per share of $1.40, compared to $1.25 for fiscal year 2006.  Net income in fiscal year 2006 included approximately $2.5 million ($1.5 million after-tax or $0.14 per diluted share) due to a shift in timing of vendor rebates.

•                  Cash flow provided by operations for fiscal year 2007 was $15.4 million, compared to cash used in operations of $7.8 million in fiscal year 2006.

•                  Our internet sales to independent veterinary practices and producers grew by approximately 44% and our pharmacy sales grew by approximately 47% for fiscal year 2007 compared to fiscal year 2006.  Additionally, we launched our new e-commerce platform and our veterinarian-focused companion animal pharmacy in the fourth quarter of fiscal year 2007.

•                  We acquired substantially all of the assets of Securos, Inc. in June 2007, which expanded our product offerings to the veterinary orthopedics market.  We also prepared for the acquisition of Tri V Services, Inc., a veterinary distributor based in Michigan, which was completed in October 2007.

•                  We moved or expanded four distribution centers in fiscal year 2007 and implemented new technology in our distribution centers.  Additionally, we entered into a new lease agreement that provides up to 105,000 square feet for a distribution center in Edwardsville, Kansas.  This distribution center, which enables us to expand in the Midwestern United States, began operations in October 2007.

“MWI delivered another year of strong performance and record financial results in fiscal 2007,” said Jim Cleary, President and Chief Executive Officer.  “Our team’s focus on MWI’s five core values — customer service, integrity, dedication, innovation and quality — continued to set us apart as a market leader in distribution of animal health products to veterinarians.”

Quarter ended September 30, 2007 compared to quarter ended September 30, 2006

Total revenues grew 18.1% to $190.2 million for the quarter ended September 30, 2007, compared to $161.1 million for the quarter ended September 30, 2006.  Net income increased 32.0% to $4.3 million for the quarter ended September 30, 2007, compared to $3.3 million for the quarter ended September 30, 2006.  Diluted earnings per share for the quarter ended September 30, 2007 and 2006 were $0.35 and $0.28, respectively.  Revenues attributable to new customers represented approximately 49% of the growth in total revenues during the quarter ended September 30, 2007.  Commissions grew 20.0% to $2.5 million for the quarter ended September 30, 2007 compared to $2.1 million for the quarter ended September 30, 2006.

Gross profit increased by 18.6% to $26.7 million for the quarter ended September 30, 2007, from $22.5 million for the quarter ended September 30, 2006.  Gross profit as a percentage of total revenues was 14.0% for both of the quarters ended September 30, 2007 and 2006.  Vendor rebates for the quarter ended September 30, 2007 decreased approximately $21,000 compared to the quarter ended September 30, 2006.  The decrease in vendor rebates was offset by improvements in our cost of product sales as our product margin increased in the quarter ended September 30, 2007 compared to the quarter ended September 30, 2006.

Operating income increased 19.8% to $6.7 million for the quarter ended September 30, 2007 from $5.6 million for the quarter ended September 30, 2006.  Selling, general and administrative (“SG&A”) expenses as a percentage of revenue were 10.2% for both of the quarters ended September 30, 2007 and 2006.  Our compensation and benefit costs increased for the quarter due to additional headcount of 81 employees added throughout fiscal 2007, including an additional 17 employees from the Securos acquisition.  We experienced higher health insurance costs due to increased participant claims in the quarter ended September 30, 2007 compared to the quarter ended September 30, 2006.  Additionally, we incurred higher location and occupancy expenses in connection with the expansion of some of our distribution centers and the addition of our distribution center in Edwardsville, Kansas.

Net income increased 32.0% to $4.3 million for the quarter ended September 30, 2007 compared to $3.3 million for the quarter ended September 30, 2006.  Diluted earnings per share were $0.35 and $0.28 per share for the quarter ended September 30, 2007 and 2006, respectively, an increase of 25.0%.  Interest expense decreased 88.9% to $40,000 for the quarter ended September 30, 2007 compared to $361,000 for the quarter ended September 30, 2006.  Interest income for the quarter ended September 30, 2007 was $243,000 compared to $0 for the quarter ended September 30, 2006.  The change in interest income and expense was primarily a result of the proceeds received from our stock offering in April 2007, the receipt of which allowed us to pay down our line of credit.

Fiscal year ended September 30, 2007 compared to fiscal year ended September 30, 2006

Total revenues grew 17.1% to $710.1 million for the fiscal year ended September 30, 2007, compared to $606.2 million in the fiscal year ended September 30, 2006.  Net income increased 22.0% to $16.9 million for the fiscal year ended September 30, 2007, compared to $13.8 million in the fiscal year ended September 30, 2006.  Diluted earnings per share for the fiscal year ended September 30, 2007 and 2006 were $1.40 and $1.25, respectively.  Net income in fiscal year 2006 was benefited by approximately $2.5 million ($1.5 million after-tax or $0.14 per diluted share) due to a shift in vendor rebates to fiscal 2006 that would have normally been earned in the first quarter of fiscal year 2007.  Revenues attributable to new customers represented approximately 66% of the growth in total revenues during the fiscal year ended September 30, 2007.  Commissions grew 23.8% to $9.6 million for the fiscal year ended September 30, 2007 compared to $7.8 million for the fiscal year ended September 30, 2006.

Gross profit increased by 16.1% to $102.3 million for the fiscal year ended September 30, 2007 from $88.1 million in the fiscal year ended September 30, 2006.  Gross profit as a percentage of total revenues was 14.4% and 14.5% for the fiscal year ended September 30, 2007 and 2006, respectively, with the decrease primarily due to lower vendor rebates, which decreased approximately $664,000 in fiscal year 2007 as compared to fiscal year 2006.  The vendor rebate shift discussed above benefited gross profit by approximately $2.5 million ($1.5 million after-tax or $0.14 per diluted share) for the fiscal year ended September 30, 2006.  The decrease in vendor rebates in fiscal year 2007 as compared to fiscal year 2006 was largely offset by improvements in our cost of product sales as our product margin increased in the fiscal year ended September 30, 2007 compared to the fiscal year ended September 30, 2006.

Operating income increased 12.7% to $26.7 million for the fiscal year ended September 30, 2007 from $23.7 million in 2006.  SG&A expenses as a percentage of revenue were 10.3% for both of the fiscal years ended September 30, 2007 and 2006.  The reasons for the increases for the fiscal year were primarily the same as for the quarter explained above.

Net income increased 22.0% to $16.9 million for the fiscal year ended September 30, 2007 compared to $13.8 million for the fiscal year ended September 30, 2006.  Diluted earnings per share were $1.40 and $1.25 for the fiscal years ended September 30, 2007 and 2006, respectively, an increase of 12.0%.  Included in the 2006 diluted earnings per share is the benefit of $2.5 million ($1.5 million after-tax or $0.14 per diluted share) as a result of a shift in vendor rebates to fiscal 2006 that would have normally been earned in the first quarter of fiscal 2007.  Interest expense decreased 72.2% to $545,000 for the fiscal year ended September 30, 2007 compared to $2.0 million for the fiscal year ended September 30, 2006.  Interest income for the fiscal year ended September 30, 2007 was $424,000 compared to $0 for the fiscal year ended September 30, 2006.  The change in interest income and expense was primarily a result of the proceeds received from our stock offerings in April 2007 and July 2006 as well as cash provided by operations, which allowed us to pay down our line of credit.

Business Outlook

The company estimates that for the fiscal year ending September 30, 2008, revenues will grow approximately 16% from $710.1 million in fiscal year 2007 to approximately $825 million, and diluted earnings per share will be approximately $1.62 per share.  The Company estimates an effective tax rate of approximately 38.0% in fiscal year 2008.  These estimates are based on the Company’s current calendar-year vendor contracts which typically undergo annual renegotiation and for which terms include items such as rebates, commissions and exclusivity requirements.

Conference Call

The Company will be hosting a conference call on November 8, 2007 at 11:00 a.m. eastern standard time to discuss these results and its business outlook in greater detail.  Participants can access the conference call by dialing (877) 604-9675 and international callers can access the conference by dialing (719) 325-4910.  The conference call will also be carried live on the Company’s web site at www.mwivet.com.  Audio replay will be made available through November 22, 2007 by calling (888) 203-1112 for calls within the United States or (719) 457-0820 for international calls using the passcode 6543781 or by accessing the Company’s web site.

MWI is a leading distributor of animal health products to veterinarians across the United States of America. Products MWI sells include pharmaceuticals, vaccines, parasiticides, diagnostics, capital equipment, supplies, veterinary pet food and nutritional products. We market these products to veterinarians in both the companion animal and production animal markets. For more information about MWI, please visit our website at www.mwivet.com. For investor relations information please contact Mary Pat Thompson, Senior Vice President of Finance and Administration, and Chief Financial Officer at (208) 955-8930 or email investorrelations@mwivet.com.

Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995).  Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those discussed in filings made by the Company with the Securities and Exchange Commission. Many of the factors that will determine the Company’s future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. Important assumptions and other important factors that could cause actual results to differ materially from those set forth in the forward-looking information include vendor rebates based upon attaining certain growth goals; changes in vendor contract terms including rebates, commissions, and exclusivity requirements; changes in the way vendors introduce products to market; the recall of a significant product by one of the Company’s vendors; seasonality; the impact of general economic trends on the Company’s business; the timing and effectiveness of marketing programs offered by the Company’s vendors; the timing of the introduction of new products and services by the Company’s vendors; regulatory matters; and competition. Other factors include changes in the rate of inflation; changes in state or federal legislation or regulation; the continued safety of the products the Company sells; and changes in the general economy.  Investors should also be aware that while we do, from time to time, communicate with securities analysts, it is against our policy to disclose any material non-public information or other confidential commercial information. Accordingly, stockholders should not assume that we agree with any statement or report issued by any analyst irrespective of the content of the statement or report. Furthermore, we have a policy against issuing or confirming financial forecasts or projections issued by others. Thus, to the extent that reports issued by securities analysts contain any projections, forecasts or opinions, such reports are not the responsibility of MWI Veterinary Supply, Inc.

MWI Veterinary Supply, Inc.

(Unaudited - Dollars and shares in thousands, except per share amounts)

	Quarter Ended September 30,		Fiscal Year Ended September 30,
Condensed Consolidated Statements of Income
	2007	2006	2007	2006
Revenues	$190,154	$161,077	$710,105	$606,194
Cost of product sales	163,438	138,542	607,756	518,068
Gross profit	26,716	22,535	102,349	88,126
Selling, general and administrative expenses	19,413	16,429	73,215	62,470
Depreciation and amortization	650	554	2,424	1,964
Operating income	6,653	5,552	26,710	23,692
Interest expense	(40)	(361)	(545)	(1,959)
Other income	369	132	925	499
Income before taxes	6,982	5,323	27,090	22,232
Income tax expense	(2,659)	(2,049)	(10,215)	(8,396)
Net income	$4,323	$3,274	$16,875	$13,836

Net income per share - diluted	$0.35	$0.28	$1.40	$1.25
Weighted average common shares outstanding - diluted	12,276	11,623	12,044	11,072

	September 30,	September 30,
Condensed Consolidated Balance Sheets	2007	2006
Assets
Cash	$8,599	$37
Receivables, net	111,676	99,518
Inventories	94,623	85,083
Prepaid expenses and other current assets	2,362	2,651
Deferred income taxes	518	502
Total current assets	217,778	187,791

Property and equipment, net	9,206	7,053
Goodwill	32,964	31,562
Intangibles, net	5,014	2,381
Other assets, net	2,232	1,772
Total Assets	$267,194	$230,559

Liabilities
Line-of-credit	$—	$10,559
Accounts payable	98,724	82,561
Accrued expenses	7,693	6,919
Current portion of long-term debt	97	97
Total current liabilities	106,514	100,136

Deferred income taxes	474	505
Long-term debt	195	292

Stockholders’ Equity	160,011	129,626

Total Liabilities and Stockholders’ Equity	$267,194	$230,559